Exhibit 99

IDACORP

1221 W. Idaho Street

Boise, Idaho 83702

May 9, 2006

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations

Phone:  (208) 388-2664

lspencer@idacorpinc.com

IDACORP Announces First Quarter 2006 Results

First Quarter 2006 Highlights

First quarter 2006 earnings per share of $0.60 versus $0.55 in 2005

Idaho Power operating income up by $8 million over last year

Hydroelectric generation double first quarter 2005

Idaho general rate case and SO2 emission allowance proposed settlements

BOISE--IDACORP, Inc. (NYSE:IDA) today reported first quarter 2006 net income of $25.5 million ($0.60 per share) as compared with $23.1 million ($0.55 per share) in the first quarter 2005.  Idaho Power Company, IDACORP's principal operating subsidiary, contributed $0.59 per share in this year's first quarter as compared with $0.51 last year.

            "We had a good quarter.  Abundant water in the rivers has doubled the output from Idaho Power's hydro plants compared to a year ago, lowering the cost of production and tripling surplus sales for the benefit of customers and shareowners alike," said IDACORP President and Chief Executive Officer Jan B. Packwood.  "In addition, all parties to the utility's settlement discussions for the general rate case and the sharing of the proceeds from the sale of surplus emission allowances have reached agreement and submitted stipulations for consideration by the Idaho Public Utilities Commission."

First Quarter Performance Summary

The key components of the change in first quarter IDACORP net income from 2005 to 2006 are:

After six years of below normal water conditions, Idaho Power's hydroelectric generation doubled to 2.8 million megawatt-hours from 1.4 million.  Hydroelectric generation contributed 62 percent of the company's total system generation as compared with 44 percent in 2005.  Idaho Power was able to sell surplus energy, which tripled off-system sales revenue and volumes and significantly reduced net power supply costs. This resulted in a seven-cents-per-share benefit quarter-over-quarter.

Idaho Power's results also reflect the continued benefits of growth in general business customers, cooler temperatures, and the rate increase that went into effect in June 2005. Customer growth improved revenues by $6 million while cooler temperatures and higher retail rates accounted for $2 million and $8 million of the increase, respectively.

IDACORP's non-regulated subsidiaries, including the holding company, contributed one cent to earnings per share as compared to four cents per share in the first quarter 2005.  Results in both periods reflect the effect of intra-period income tax allocations recorded at the holding company.

Regulatory Issues Pending Before the Idaho Public Utilities Commission (IPUC)

On February 27, Idaho Power, the IPUC staff and representatives of customer groups filed a stipulation in the Idaho general rate case proposing an $18.1 million, or 3.2 percent, increase in annual Idaho general business revenues effective June 1, 2006.

On April 7, Idaho Power, the IPUC staff and other parties agreed to a settlement of all issues relating to the ratemaking treatment of the net proceeds from the sale of excess sulfur dioxide emission allowances.  As proposed, this would allow Idaho Power to record a $4.7 million after-tax benefit in the second quarter, 2006.

On April 12, Idaho Power submitted its annual Power Cost Adjustment filing with the Idaho Public Utilities Commission which, if approved, will result in a $123.5 million annual reduction to current rates of Idaho Power's Idaho retail customers beginning June 1, 2006.

Analysis of Earnings Per Share

The following table summarizes earnings (loss) per share from each business:

	Three Months Ended
Subsidiary	3/31/06	3/31/05

Idaho Power Company	$ 0.59	$ 0.51
IDACORP Energy	0.00	(0.01)
IDACORP Financial Services	0.05	0.06
Ida-West Energy	0.01	0.00
IdaTech	(0.05)	(0.05)
IDACOMM	0.01	0.00
Holding Company	(0.01)	0.04
	$ 0.60	$ 0.55

2006 Outlook

            The May 7, 2006, hydrological survey shows Snake River Basin snow pack levels at 112 percent of average.  The Northwest River Forecast Center (NWRFC) currently projects 9.0 million acre-feet (maf) of water will flow into Brownlee Reservoir during the April-through-July 2006 period.  The NWRFC's 30-year average measured inflow into Brownlee is 6.3 maf during the period.  In 2005, April-July inflows were 3.6 maf.

            The projected key operating and financial metrics for 2006 are:

Metric	Current Estimate (*)
Idaho Power Company Operation & Maintenance Expense (Millions)	$250-$260
Idaho Power Company Capital Expenditures (Millions)	$190-$200
Idaho Power Company Hydroelectric Generation (Million MWh)	8.5-10.5
Non-regulated Subsidiary Earnings Per Share from Continuing Operations	$(0.05)-$0.00
Effective Tax Rates: Idaho Power Company Consolidated - IDACORP	38%-42% 20%-25%

            (*)  Key operating and financial metrics will be updated quarterly.

Web Cast / Conference Call

The company will hold an analyst conference call today at 2:30 p.m. Mountain

Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's Web site (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's Web site for a period of twelve months.

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power

Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; IdaTech, a developer of integrated fuel cell systems; IDACOMM, a provider of telecommunication services and commercial Internet services; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include:  changes in governmental policies, including new interpretations of existing policies, and regulatory actions and regulatory audits, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission and the Internal Revenue Service with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; changes arising from the recently enacted Energy Policy Act of 2005; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and settlements that influence business and profitability; changes in and compliance with environmental, endangered species and safety laws and policies; weather variations affecting hydroelectric generating conditions and customer energy usage; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generating facilities including inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up; operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and transmission; impacts from the potential formation of a regional transmission organization and the recent dissolution of Grid West; population growth rates and demographic patterns; market demand and prices for energy, including structural market changes; changes in operating expenses and capital expenditures and fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions; actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria; homeland security, natural disasters, acts of war or terrorism; market conditions and technological developments that could affect the operations and prospects of IDACORP's subsidiaries or their competitors; increasing health care costs and the resulting effect on health insurance premiums paid for employees; performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; changes in tax rates or policies, interest rates or rates of inflation; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

IDACORP, Inc.

Condensed Consolidated Statements of Income

For Periods Ended March 31, 2006 and 2005

(unaudited)

 (Thousands of Dollars, except per share amounts)

                                                                                               Three Months Ended

                                                                                       3/31/06                              3/31/05

Operating Revenues:

  Electric Utility:

     General business............................................       $     162,183                     $     146,370

     Off-system sales.............................................              104,241                             32,212

     Other revenues................................................                    850                             12,286

        Total electric utility revenues..........................              267,274                            190,868

  Other.................................................................                 6,367                               5,314

        Total Operating Revenues..............................              273,641                            196,182

Operating Expenses:

  Electric Utility:

     Purchased power.............................................               55,925                             44,078

     Fuel expense..................................................               26,969                             25,096

     Power cost adjustment....................................               43,467                              (4,417)

     Other operations & maintenance.......................               61,564                             55,098

     Depreciation....................................................               24,549                             24,919

     Taxes other than income taxes.........................                 5,571                               5,227

        Total electric utility expenses........................              218,045                            150,001

  Other:

     Expense.........................................................               11,799                             11,284

        Total Operating Expenses.............................              229,844                            161,285

Operating Income (Loss):

  Electric Utility....................................................               49,229                             40,867

  Other.................................................................                (5,432)                             (5,970)

        Total Operating Income.................................               43,797                             34,897

Other Income.....................................................                 4,689                               4,273

Earnings (Losses) of Unconsolidated

  Equity-Method Investments..............................                     (51)                                 663

Other Expense...................................................                 1,421                               1,103

Interest Expense:

  Interest on long-term debt....................................               14,084                             14,075

  Other interest.....................................................                 1,090                                  455

        Total Interest................................................               15,174                             14,530

Income Before Income Taxes................................               31,840                             24,200

Income Tax Expense............................................                 6,364                               1,134

Net Income .........................................................       $       25,476                     $       23,066

Weighted Average Common Shares

  Outstanding (000's)...........................................               42,473                             42,210

Earnings per Share of Common Stock

Basic and diluted................................................       $          0.60                     $          0.55

Dividends Paid per Share of Common Stock.....       $          0.30                                     $      0.30

IDACORP, Inc.

Condensed Consolidated Statements of Cash Flows

For Three Months Ended March 31, 2006 and 2005

Summary Financial Information

(unaudited)

(Thousands of Dollars)

                                                                                                     Three Months Ended

                                                                                                 3/31/2006            3/31/2005

Operating Activities

  Net Income.................................................................         $        25,476        $        23,066

  Adjustments to reconcile net income to

     net cash provided by operating activities:

        Unrealized losses from energy marketing activities...                           -                      279

        Depreciation and amortization.................................                  30,595                 30,611

        Deferred taxes and investment tax credits................                 (26,912)                  2,644

        Changes in regulatory assets.................................                  50,420                  (7,873)

        Undistributed earnings of subsidiaries......................                   (3,413)                 (3,021)

        Provision for uncollectible accounts.........................                         42                     (479)

        Other non-cash adjustments to net income..............                   (1,055)                         -

  Change in:

           Receivables and prepayments.............................                 (20,725)                10,795

           Accounts payable and other accrued liabilities......                 (28,317)               (26,586)

           Taxes accrued...................................................                  24,691                   1,930

           Other.................................................................                   15,462                  12,231

        Net cash provided by operating activities..................                   66,264                  43,597

Investing Activities

  Additions to property, plant and equipment....................                 (48,967)               (40,725)

  Sale of emission allowances.........................................                    9,921                          -

  Investments in unconsolidated affiliates.........................                   (7,820)                         -

  Other..........................................................................                     1,662                  33,268

        Net cash used in investing activities........................                  (45,204)                  (7,457)

Financing Activities

  Issuance of common stock...........................................                    2,793                          -

  Retirement of long-term debt.........................................                   (2,054)                 (2,832)

  Dividends on common stock.........................................                 (12,766)               (12,665)

  Increase (decrease) in short-term borrowings.................                      (300)                17,430

  Other..........................................................................                      (201)                      (92)

        Net cash provided by (used in) financing activities.....                  (12,528)                   1,841

  Net increase in cash and cash equivalents.....................                    8,532                 37,981

  Cash and cash equivalents at beginning of period...........                   52,356                  23,403

  Cash and cash equivalents at end of period....................         $        60,888        $        61,384

IDACORP, Inc.

Condensed Consolidated Balance Sheets

As of March 31, 2006 and December 31, 2005

Summary Financial Information

(unaudited)

(Thousands of Dollars)

                                                                                           3/31/06                  12/31/05

Assets

  Cash and cash equivalents..................................          $          60,888         $          52,356

  Receivables, net of allowance..............................                    109,723                    87,029

  Employee notes.................................................                       2,809                      2,951

  Energy marketing assets....................................                     11,873                    23,859

  Other current assets...........................................                    124,537                   131,325

     Total current assets.........................................                    309,830                   297,520

  Investments.......................................................                    199,190                   191,623

  Property, plant and equipment-net........................                 2,336,493                2,314,259

  Energy marketing assets - long-term....................                     14,068                    22,189

  Regulatory assets..............................................                    380,323                   415,177

  Employee notes - long-term................................                       2,597                      2,862

  Other assets......................................................                    120,350                   120,496

     Total other assets............................................                    517,338                   560,724

        Total Assets................................................          $     3,362,851        $     3,364,126

Liabilities and Shareholders' Equity

  Current maturities of long-term debt......................          $          16,787         $          16,307

  Notes payable....................................................                     59,800                    60,100

  Accounts payable...............................................                     51,448                    83,744

  Energy marketing liabilities..................................                     12,577                    24,093

  Other current liabilities........................................                    147,714                   109,341

     Total current liabilities......................................                    288,326                   293,585

  Deferred income taxes........................................                    494,642                   521,855

  Energy marketing liabilities - long-term.................                     14,068                    22,189

  Regulatory liabilities............................................                    370,703                   345,109

  Other liabilities...................................................                    132,687                   132,557

     Total other liabilities.........................................                 1,012,100                1,021,710

  Long-term debt...................................................                 1,021,103                1,023,580

  Shareholders' equity...........................................                 1,041,322                1,025,251

          Total Liabilities & Shareholders' Equity...........          $     3,362,851         $     3,364,126

Idaho Power Company Supplemental Operating Statistics

                                                                                       Three Months Ended

                                                                                     3/31/06           3/31/05

Energy Use - MWh

Residential                                             1,415,666       1,328,022

Commercial                                              912,368          887,685

Industrial                                                   875,731          832,320

Irrigation                                                     13,283           11,665

Total General Business                           3,217,048       3,059,692

Off-System Sales                                    1,943,950          645,173

                           Total...........................................        5,160,998       3,704,865

Revenue ($000's)

Residential                                         $       88,436   $       78,776

Commercial                                                43,030           39,892

Industrial                                                    29,888           27,013

Irrigation                                                          829                689

Total General Business                              162,183          146,370

Off-System Sales                                       104,241           32,212

                           Total...........................................    $     266,424   $     178,582

Customers - Period End

Residential                                                384,056          368,936

Commercial                                                58,387           56,592

Industrial                                                         131                126

Irrigation                                                     17,940           17,805

                           Total...........................................           460,514          443,459